Exhibit 99

FOR IMMEDIATE RELEASE

ARTISANAL BRANDS INC. ANNOUNCES RESULTS FROM ANNUAL SHAREHOLDERS’ MEETING

New York, New York – JULY 22, 2010 – Artisanal Brands, Inc., formerly known as American Home Foods Products, Inc. (OTCBB:AHFP), concluded its annual meeting of shareholders today.

At the meeting, the company’s common shareholders elected eight nominees to the board of directors and changed its official corporate name to correspond with its brand name, Artisanal Premium Cheese.   Shareholders also approved the appointment of Sherb & Co., LLP, to serve as the Company’s auditing firm for the fiscal year ending May 31, 2011.

Daniel W. Dowe, President and Chief Executive Officer of Artisanal provided an overview of the company’s immediate plans to expand its brand within the three market segments it serves – foodservice, retail, and direct consumer-online.   The Company is exploring several expansion initiatives in the retail sector, including potential opportunities with regional retail cheese distributors and global wine and spirit companies, that may result in those companies making strategic investments in Artisanal.

Mr. Dowe stated, “In our first fiscal quarter ending August 31, 2010 we expect to report significant developments in our retail sector expansion.  Among our upcoming activities are more than 80 scheduled road shows at Costco locations in 19 cities.  Additionally, beginning in August with an initial group of stores, we will market our CheeseClock by Artisanal ™ program at a wine franchise chain with over 100 locations nationwide. Also in August, we plan to expand into several Whole Foods stores in the Tri-State New York region.

“From a web presence standpoint, Artisanal has a newly hired internal team who will enhance our SEO and web link strategies to improve our ranking with search engines as well as executing on the many affiliated partner programs we’ve established with wine clubs, wine makers.

“Within our foodservice segment, today, we began the formal roll-out of our new high-volume banquet program to upscale properties, starting with the first of nine regional meeting across the country with chefs from Hyatt Hotels.  Hotels have seen increased demand for artisanal and gourmet cheese selections, and we believe our banquet program will help them meet this demand.

“We recognize the importance of pressing ahead with several initiatives in each of our three operating segments in order to improve the visibility and enhance the value of the Artisanal brand with the goal of improving our financial results from operations.”

About Artisanal Premium Cheese
In August 2007, the company acquired 100% of the ownership interests in Artisanal Cheese, LLC, the sole owner of the brand Artisanal Premium Cheese.  The Company operates in the specialty cheese market in the United States. The company markets and distributes a line of specialty, artisanal and farmstead cheese products, as well as other related specialty food products under its own brand to food wholesalers and retailers, as well as directly to consumers through its catalogue and Web site, artisanalcheese.com. Artisanal Brands, Inc. is based in New York, New York.

Safe Harbor Statement:
Forward-looking statements made in this press release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in Company filings made with the Securities and Exchange Commission.

Investor Contact	Company Contact
John Nesbett/Jennifer Belodeau	Daniel W. Dowe, CEO/Pres.
Institutional Marketing Services	Artisanal Premium Cheese
203/972-9200	212/871-3139
jnesbett@institutionalms.com	ddowe@artisanalcheese.com